Agreement and Plan of Merger

among

Landmark National Bank,

The Wellsville Bank

and

Wellsville Bancshares, Inc.

as of January 13, 2012

Exhibit Index

Exhibit A	Form of Legal Opinion of the Bank’s Counsel
Exhibit B	Form of Voting Agreement

Schedule Index

Schedule 3.1	Bank Organization
Schedule 3.5	Financial Statements and Reports
Schedule 3.9	Loans; Allowance for Loan and Lease Losses
Schedule 3.13	Compliance with Legal Requirements
Schedule 3.14	Legal Proceedings; Orders
Schedule 3.15	Absence of Certain Changes and Events
Schedule 3.16	Properties; Contracts and Employee Benefit Plans
Schedule 3.18	Insurance
Schedule 3.22	Insider Interests
Schedule 3.25	Code Sections 280G, 409A and 4999
Schedule 4.3	No Conflict
Schedule 5.2	Operation of the Bank

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of this 13th day of January, 2012, (the “Agreement Date”) between Landmark National Bank, a national banking association (“Landmark”), and The Wellsville Bank, a Kansas state bank (the “Bank”), and is joined in by Wellsville Bancshares, Inc., a Kansas corporation and the owner of all of the outstanding stock of the Bank (“Wellsville”).

Recitals

A.           The parties to this Agreement desire to effect a merger of the Bank with and into Landmark, with Landmark being the resulting bank (the “Merger”).

B.           As a result of the Merger and at the time of the consummation thereof, each outstanding share of the capital stock of the Bank, which is comprised of one class of common stock, $25.00 par value per share (the “Bank Stock”), will be cancelled and converted solely into the right to receive cash in the amount and pursuant to the terms set forth in this Agreement.

C.           The Bank’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the Kansas Banking Code, as amended (the “Kansas Code”), has approved the Merger and this Agreement.

D.           Wellsville, as the sole stockholder of the Bank, acting pursuant to a resolution adopted by it by written consent pursuant to the Kansas General Corporation Code, as amended (the “KGCC”) has approved the Merger and this Agreement, and Wellsville’s board of directors has recommended approval of the same to the holders of record of its common stock, $1.00 par value per share (such stock, the “Wellsville Stock” and such stockholders, the “Wellsville Stockholders”).

E.           Landmark’s board of directors, acting pursuant to a resolution adopted by the vote of a majority of its directors and pursuant to the National Bank Act, as amended (the “National Bank Act”) has approved the Merger and this Agreement.

F.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.1          Definitions.  The following terms, when used herein, shall have the following meanings.

(a)          “Adjusted Stockholders’ Equity” means the tangible stockholders’ equity of the Bank, calculated in accordance with GAAP, as modified, if necessary, to (i) include the Wellsville Data Conversion Termination Fee; and (ii) exclude:  (A) any amount recorded in accordance with ASC 320 for unrealized securities gains and losses; (B) any realized gains resulting from sales of investment securities effected by the Bank between September 30, 2011, and the date of Closing; (C) any realized gains on any other extraordinary sales effected by the Bank between September 30, 2011, and the date of Closing; and (D) any accounting or other adjustments made pursuant to Section 5.15.

(b)          “Affiliate” means with respect to:

(i)            a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)           a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(c)          “ASC 320” means Accounting Standards Codification Topic 320, Investments—Debt and Equity Securities.

(d)          “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Merger.

(e)          “BHCA” means the Bank Holding Company Act of 1956, as amended.

(f)          “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement:  (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

(g)          “Business Day” means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)          “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(j)          “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the performance by Landmark, the Bank and Wellsville of their respective covenants and obligations under this Agreement; (iii) Landmark’s acquisition of control of the Bank; and (iv) Landmark’s payment of the Merger Consideration in exchange for shares of Bank Stock.

(k)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)          “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(m)         “FDIC” means the Federal Deposit Insurance Corporation.

(n)          “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(o)          “IRS” means the Internal Revenue Service.

(p)          “Knowledge” with respect to:

(i)            an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if:  (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the Ordinary Course of Business; and

(ii)           a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(q)          “LBI” means Landmark Bancorp, Inc. a Delaware corporation, and the sole stockholder of Landmark.

(r)           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(s)          “Material Adverse Effect” with respect to a Person (other than an individual) means a material adverse effect (whether or not required to be accrued or disclosed under Accounting Standards Codification Topic 450, Contingencies):  (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (A) a change with respect to, or effect on, that Person and its subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (B) a change with respect to, or effect on, that Person or any of its subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies) including changes in general economic conditions and changes in prevailing interest and deposit rates; and (C) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto.

(t)          “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(u)          “Merger Consideration” means $3,974,000, as the same may be adjusted after the Effective Time in accordance with the terms of this Agreement.

(v)          “OCC” means the Office of the Comptroller of the Currency.

(w)          “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(x)           “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)            is consistent with the past customs and practices of such Person, including with respect to quantity and frequency, and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)           is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)          is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(y)          “OSBC” means the Office of the State Bank Commissioner of the State of Kansas.

(z)           “Outstanding Bank Shares” means the number of shares of Bank Stock issued and outstanding immediately prior to the Effective Time.

(aa)        “Per Share Merger Consideration” means an amount in cash equal to the quotient of: (i) the Merger Consideration; divided by (ii) the number of Outstanding Bank Shares as of the Effective Time.

(bb)        “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(cc)        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(dd)        “Regulatory Authorities” means any federal, state or local governmental body, agency or authority that, under applicable statutes and regulations:  (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Landmark, the Bank or Wellsville; (ii) is required to approve, or give its consent to, the Merger; or (iii) with which a filing must be made in connection therewith, including in any case, the FDIC, the Federal Reserve, the OCC and the OSBC.

(ee)        “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(ff)          “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(gg)        “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(hh)        “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(ii)           “Wellsville Data Conversion Termination Fee” means the difference between (i) the Early Termination Fee and (ii) 1.5 times the average of the data processing fees invoiced to the Bank and/or Wellsville by Jack Henry & Associates, Inc. for services performed in November 2011 and December 2011.

(jj)           In addition to the terms defined above, the following terms are defined elsewhere in this Agreement:

Acquisition Transaction	Section 5.9(b)	Kansas Code	Recital C

Agreement	Preamble	KGCC	Recital D

Agreement Date	Preamble	Landmark	Preamble

Bank	Preamble	Meeting Date	Section 5.10

Bank Employees	Section 6.3(a)	Merger	Recital A

Bank Employee Benefit Plans	Section 3.16(m)	Minimum Adjusted Stockholders’ Equity	Section 8.9(b)

Bank Financial Statements	Section 3.5	National Bank Act	Recital E

Bank Loans	Section 3.9	Permitted Exceptions	Section 3.7

Bank Real Estate	Section 5.5	Phase 1 Report	Section 5.7(a)

Bank Stock	Recital B	Phase 2 Report	Section 5.7(a)

Borrowing Affiliate	Section 5.2(d)(ii)	Remediation Cost	Section 5.7(b)

Closing	Section 2.4	Resulting Bank	Section 2.1

Closing Balance Sheet	Section 8.9(b)	Schedules	Section 1.2(b)

Early Termination Fee	Section 5.13	Subsequent Bank Financial Statements	Section 5.4

Effective Time	Section 2.4	Tax Allocation	Section 2.11

Environmental Laws	Section 5.7(a)	Wellsville	Preamble

Environmental Report	Section 3.19	Wellsville Proxy Statement	Section 5.10

FDIA	Section 3.3	Wellsville Stock	Recital D

GAAP	Section 1.2(c)	Wellsville Stockholders	Recital D

Intellectual Property Assets	Section 3.16(g)	Willful Breach	Section 10.1(d)

Section 1.2          Principles of Construction.

(a)          In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Manhattan, Kansas time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)          Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of Landmark, the Bank or Wellsville, as applicable, attached to and made part of this Agreement (the “Schedules”).  The Schedules consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement with respect to Landmark, the Bank or Wellsville, as applicable.  Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear.  Landmark, the Bank and Wellsville each acknowledge that:  (i) the Schedules may include items or information that the other parties are not required to disclose under this Agreement; (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of any party under this Agreement; and (iii) inclusion of information in the Schedules shall not be construed as an admission that such information is material to the disclosing party.  If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)          All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as applied in the United States (“GAAP”).

(d)          With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2
The Merger

Section 2.1          The Merger.  Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and stockholder approvals, at the Effective Time (as defined below), the Bank shall be merged with and into Landmark pursuant to the provisions of, and with the effects provided in, the National Bank Act, including 12 U.S.C. § 215a, the separate existence of the Bank shall thereupon cease, and Landmark shall be the resulting bank in the Merger (the “Resulting Bank”).

Section 2.2          Manner of Merger.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each Outstanding Bank Share shall be converted into the right to receive the Per Share Merger Consideration.

Section 2.3          Rights as Stockholder; Stock Transfers.  At the Effective Time, Wellsville shall cease to be, and shall have no rights as, a stockholder of the Bank, other than to receive the Merger Consideration.  All rights to receive the Merger Consideration in exchange for shares of Bank Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to all Outstanding Bank Shares.  After the Effective Time, there shall be no transfers on the stock transfer books of the Bank or the Resulting Bank of shares of Bank Stock.

Section 2.4          Closing; Effective Time.  The closing of the Merger (the “Closing”) shall occur on a date that is mutually agreed upon by the parties; provided that, in the absence of an agreement, the Closing shall occur as soon as practicable following the date on which the conditions set forth in Article 7 and Article 8 have been satisfied or waived, but in no event later than the tenth (10th) Business Day of the calendar month following the calendar month in which such date occurs.  The Closing shall occur through the mail or at a time and place that is mutually acceptable to Landmark and the Bank, or if they fail to agree, at 10:00 a.m. at the main office of Landmark.  Subject to the provisions of Article 10, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  The Merger shall become effective following satisfaction of all requirements of law and other conditions specified in this Agreement, or on such other date and time as may be agreed upon by the parties hereto, and in either case as set forth in an approval letter from the OCC to Landmark (the “Effective Time”).

Section 2.5          Articles of Association; Bylaws.  At the Effective Time, the articles of association of Landmark in effect immediately prior to the Effective Time shall be the articles of association of the Resulting Bank.  At the Effective Time, the bylaws of Landmark in effect immediately prior to the Effective Time shall be the bylaws of the Resulting Bank.

Section 2.6          Directors and Officers.  The directors and officers of the Resulting Bank shall consist of the individuals serving as directors and officers of Landmark immediately prior to the Effective Time, until their successors have been duly elected or appointed in accordance with the bylaws of the Resulting Bank.

Section 2.7          Name and Place of Business.  The business of the Resulting Bank shall be that of a national banking association.  The Resulting Bank shall conduct this business under the name of “Landmark National Bank” at its main banking premises which shall be located at 701 Poyntz Avenue, Manhattan, Kansas 66502, and at its legally established branches.

Section 2.8          Landmark’s Deliveries at Closing.  At the Closing, Landmark shall deliver the following items to the Bank:

(a)          the Merger Consideration, in immediately available funds;

(b)          copies of resolutions of the board of directors and LBI, as the sole stockholder of Landmark, authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Cashier or any Assistant Cashier of Landmark;

(c)          certificate executed by the President or any Vice President of Landmark dated the Closing stating that:  (i) all of the representations and warranties of Landmark set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Landmark has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and Landmark shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein; and

(d)          such other documents as the Bank, Wellsville or their counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Bank and its counsel.

Section 2.9          The Bank’s and Wellsville’s Deliveries at Closing.  At the Closing, Wellsville and the Bank shall deliver the following items to Landmark:

(a)          a good standing certificate for the Bank issued by the OSBC dated not more than fifteen (15) Business Days prior to the Closing;

(b)          a copy of the charter of the Bank certified by the OSBC and dated not more than fifteen (15) Business Days prior to the Closing;

(c)          a certificate of the Cashier or any Assistant Cashier of the Bank dated the Closing: (i) certifying a copy of the bylaws of the Bank; (ii) stating that there have been no further amendments to the charter of the Bank delivered pursuant to this Section; and (iii) stating that Wellsville is the sole stockholder of the Bank;

(d)          copies of resolutions of the board of directors of Wellsville authorizing and approving this Agreement and the consummation of the transactions contemplated herein, certified as of the Closing by the Secretary or any Assistant Secretary of Wellsville;

(e)          copies of resolutions of Wellsville, as the sole stockholder of the Bank, and the board of directors of the Bank authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Cashier or any Assistant Cashier of the Bank;

(f)           copies of the resolutions of the Wellsville Stockholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing by the Secretary or any Assistant Secretary of Wellsville;

(g)          a resignation effective as of the Closing from each of those directors and officers of the Bank as may be requested by Landmark at least five (5) days prior to the Closing, in each such case from such individual’s position as a director and an officer of the Bank; and

(h)          a legal opinion of counsel to Bank dated the Closing to the effect set forth in Exhibit A;

(i)           a certificate executed by the President or any Assistant Vice President of the Bank dated the Closing stating that:  (i) all of the representations and warranties of the Bank set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) the Bank has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and the Bank shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein;

(j)           a certificate executed by the Secretary or any Assistant Secretary of Wellsville dated the Closing stating that:  (i) all of the representations and warranties of Wellsville set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Wellsville has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, material adverse effect or similar standard, such representations and warranties shall be true and correct in all respects, and Wellsville shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, material adverse effect or similar standard set forth herein;

(k)          a certificate or agreement, executed by the President or any Vice President of Jack Henry & Associates, Inc., as described in Section 5.13; and

(l)           such other documents as Landmark or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Landmark and its counsel.

Section 2.10        Alternative Structure.  Notwithstanding anything contained herein to the contrary, Landmark may request for any reasonable business, tax or regulatory purpose that the Bank and Wellsville enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of the Bank with any other Affiliate of Landmark, or other exchange of the Merger Consideration for the Outstanding Bank Shares, and if requested by Landmark, the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the transactions contemplated by this Agreement shall delay the Closing (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the Bank, Wellsville or the Wellsville Stockholders.

Section 2.11        Tax Allocation.  Landmark and the Bank agree that the Merger Consideration shall be allocated among the assets of the Bank on the basis of an allocation (the “Tax Allocation”) to be consistent with Section 1060 of the Code and as mutually agreed upon by Landmark, the Bank and Wellsville.  The parties will report (including with respect to the filing of Forms 8594 with the IRS) the sale and purchase for all tax purposes in a manner consistent with the Tax Allocation and will not, in connection with the filing of any Tax Return, make any allocation of the consideration payable hereunder that is contrary thereto.  The parties will consult with one another with respect to any tax audit, controversy, or litigation relating to the Tax Allocation and IRS Forms 8594.

Section 2.12        Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that none of Landmark, the Bank or Wellsville by reason of this Agreement shall be deemed (until consummation of the Merger) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.

Article 3
Representations and Warranties of the Bank And Wellsville

The Bank and Wellsville hereby represent and warrant to Landmark that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 3.1          Bank Organization. The Bank is a Kansas chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Kansas.  The Bank has no subsidiaries.  The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Copies of the charter and bylaws (or similar organizational documents) of the Bank and all amendments thereto are set forth on and appended to Schedule 3.1 and are complete and correct.

Section 3.2          Authorization; Enforceability.

(a)          The Bank and Wellsville have the requisite power and authority to enter into and perform their respective obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Bank and Wellsville, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, subject to the approval of the Wellsville Stockholders, and this Agreement constitutes a legal, valid and binding obligation of both the Bank and Wellsville enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)          Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation, charter or bylaws (or similar organizational documents) of the Bank or Wellsville:  (i) prohibits or restricts either the Bank’s or Wellsville’s ability to perform its respective obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Landmark to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors of Wellsville has unanimously approved the execution of, and performance by Wellsville of its obligations under, this Agreement.  The execution of, and performance by the Bank of its obligations under, this Agreement have been unanimously approved by the board of directors of the Bank and by Wellsville, as sole stockholder of the Bank.

Section 3.3          No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholder(s) of either the Bank or Wellsville; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Bank or Wellsville, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including such approvals under the Federal Deposit Insurance Act, as amended (the “FDIA”), the BHCA, the National Bank Act, the KGCC and the Kansas code; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Bank is a party or by which any of its assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Bank.  Except for the approvals referred to in Section 7.1 and the requisite approval of the Wellsville Stockholders, neither the Bank nor Wellsville is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.4          Bank Capitalization.

(a)          The authorized capital stock of the Bank currently consists, and at the Closing will consist, exclusively of 16,000 shares of the Bank Stock, all of which shares are duly issued, fully paid, nonassessable and owned by Wellsville.

(b)          None of the shares of the Bank Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement.  No shares of Bank Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank and no dividends or other distributions payable in any equity securities of the Bank have been declared, set aside, made or paid.  To the Knowledge of the Bank and Wellsville, none of the shares of authorized capital stock of the Bank are, nor immediately prior to the Closing will they be, subject to any claim of right inconsistent with this Agreement.  There are, as of the Agreement Date, except as provided in the Kansas Code, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank or Wellsville to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Bank, and except as provided in this Section or otherwise disclosed in this Agreement, neither the Bank nor Wellsville is a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank.  The Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.5         Financial Statements and Reports.  True, correct and complete copies of the following financial statements are included in Schedule 3.5:

(a)          Balance Sheets for the Bank as of December 31, 2008, 2009, 2010, and 2011, as well as September 30, 2011, and the related Profit and Loss Statements of the Bank for the years ended December 31, 2008, 2009, 2010 and 2011, as well as the nine-month period ended September 30, 2011.

(b)          Call Reports for the Bank as of the close of business on December 31, 2008, 2009 and 2010, and for each of the three-month periods ended March 31, June 30 and September 30, 2011.

The financial statements in clause (a) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements.  The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the Bank’s financial condition and results of operations at the dates and for the periods presented.  Taken together, the financial statements described in clauses (a) and (b) above (collectively, the “Bank Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Bank as at the respective dates of, and for the periods referred to in, the Bank Financial Statements, subject to normal year-end, nonmaterial adjustments in amounts consistent with past practice.  The Bank Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Bank Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Bank Financial Statements.

Section 3.6          Books and Records.  The books of account, minute books, stock record books and other records of the Bank are complete and correct in all material respects and have been maintained in accordance with the Bank’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements.  The minute books of the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, Wellsville, as its sole stockholder, and the Bank’s board of directors and committees of the board of directors.  At the Closing, all of those books and records will be in the possession of the Bank.

Section 3.7          Title to Properties.  The Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Bank Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Bank Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”).  The Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, all buildings and structures owned by the Bank lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.8          Condition and Sufficiency of Assets.  The buildings, structures and equipment of the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Bank, the real property, buildings, structures and equipment owned or leased by the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.  The assets and properties, whether real or personal, tangible or intangible, that the Bank purports to own are sufficient for the continued conduct of the business of the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.9          Loans; Allowance for Loan and Lease Losses.

(a)          Except as set forth in Schedule 3.9, each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Bank Loans”) reflected as an asset on any of the Bank Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Bank, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b)          All Bank Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank.  Except as set forth in Schedule 3.9, the Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans.

(c)          Except as disclosed in Schedule 3.9, the Bank is not a party to any Bank Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans specially mentioned” or any comparable classifications by the Bank; or (iii) that has been listed on any “watch list” or similar internal report of the Bank.

(d)          The Bank’s ALLL reflected in the Bank Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Bank Loans previously charged-off, on outstanding Bank Loans.

Section 3.10        Undisclosed Liabilities; Adverse Changes.  The Bank has no material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Bank Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Since the date of the latest Bank Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of the Bank, and, to the Bank’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.11        Taxes.  The Bank and Wellsville have duly filed all Tax Returns required to be filed by them, and each such Tax Return is complete and accurate in all material respects.  The Bank and Wellsville have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Bank and/or Wellsville, or claimed to be due and payable by any Regulatory Authority, and neither is delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There is no claim or assessment pending or, to the Knowledge of either the Bank or Wellsville, Threatened against the Bank or Wellsville for any Taxes owed by either of them.  No audit, examination or investigation related to Taxes paid or payable by the Bank or Wellsville is presently being conducted or, to the Knowledge of the Bank or Wellsville, Threatened by any Regulatory Authority.  The Bank and/or Wellsville have delivered or made available to Landmark true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by the Bank or Wellsville and any tax examination reports and statements of deficiencies assessed or agreed to for any such time period.  Neither the Bank nor Wellsville is the beneficiary of any extension of time within which to file any Tax Returns.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Bank or Wellsville.  Each of the Bank and Wellsville has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  Wellsville has been a validly-electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since at least January 1, 2002 and will be an S corporation up to and including the date of Closing.  The Bank has been a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code at all times during its existence and will be a qualified subchapter S subsidiary up to and including the date of Closing.

Section 3.12        Compliance with ERISA.  All employee benefit plans (as defined in Section 3(3) of ERISA) and all Bank Employee Benefit Plans (as defined in Section 3.16(m) herein) established or maintained by the Bank or Wellsville for the benefit of the employees of the Bank or to which the Bank contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans.  No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing.  Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations of the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if the Bank withdrew from any such plan as of the Closing.  All contributions and premium payments that are due under any such benefit plans have been made.

Section 3.13        Compliance with Legal Requirements.  The Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its business.  Except as set forth on Schedule 3.13, the Bank is, and at all times since December 31, 2010, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Bank.  To the Knowledge of the Bank and Wellsville, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by the Bank of, or a failure on the part of the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on the Bank.  Except as set forth on Schedule 3.13, the Bank has not received, at any time since December 31, 2010, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Bank have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.14        Legal Proceedings; Orders.

(a)          Schedule 3.14 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of the Bank, Threatened against, affecting or involving the Bank or any of its assets or its business, or the Contemplated Transactions, since December 31, 2010, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on the Bank, and there is no fact to the Bank’s Knowledge that would provide a basis for any other Proceeding or Order.  To the Knowledge of the Bank, no officer, director, agent or employee of the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Bank as currently conducted.

(b)          The Bank:  (i) is not subject to any cease and desist or other Order or enforcement action issued by, or (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is not a party to any commitment letter or similar undertaking to, or (iv) is not subject to any order or directive by, or (v) is not subject to any supervisory letter from, or (vi) has not been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has not adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business, or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has the Bank been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 3.15        Absence of Certain Changes and Events.  Except as set forth on Schedule 3.15, since December 31, 2010, the Bank has conducted its business only in the Ordinary Course of Business.  Without limiting the foregoing, with respect to each, since December 31, 2010, there has not been any:

(a)          change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)          amendment to its charter or bylaws or adoption of any resolutions by its board of directors or Wellsville, as its sole stockholder;

(c)          payment or increase of any bonus, salary or other compensation to any of its, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Bank Employee Benefit Plan disclosed in the Schedules, or entry by it into any employment, consulting, noncompetition, change in control, severance or similar Contract with any director, officer or employee;

(d)          adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Bank Employee Benefit Plan;

(e)          damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $15,000;

(f)           entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)          except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $15,000 in the aggregate;

(h)          Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(i)           Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section shall prohibit the Bank from honoring any contractual obligation in existence on the Agreement Date;

(j)           incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)          sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens:  (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(l)           cancellation or waiver by it of any claims or rights with a value in excess of $15,000;

(m)         any investment by it of a capital nature exceeding $15,000 or aggregate investments of a capital nature exceeding $30,000;

(n)          except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)          transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)          material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Bank to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q)          filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)           discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)          entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $15,000 in aggregate value, except for sales of “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)           purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)          hiring of any employee with an annual salary in excess of $10,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)          agreement, whether oral or written, by it to do any of the foregoing.

Section 3.16        Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Schedule 3.16 lists or describes the following with respect to the Bank:

(a)          all real property owned by the Bank and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of the Bank;

(b)          all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by the Bank, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)          each Contract that involves performance of services or delivery of goods or materials by the Bank of an amount or value in excess of $10,000;

(d)          each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Bank in excess of $10,000;

(e)          each Contract not referred to elsewhere in this Section that:

(i)            relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or

(ii)           has a Material Adverse Effect on the Bank;

(f)           each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

(g)          each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets of the Bank;

(h)          each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)           each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Bank with any other Person;

(j)           each Contract containing covenants that in any way purport to restrict the business activity of the Bank or any Affiliate of the Bank, or limit the ability of the Bank or any Affiliate of the Bank to engage in any line of business or to compete with any Person;

(k)          each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)           the name and annual salary of each director, officer or employee of the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Bank to or for the benefit of each such person in question for the year ended December 31, 2010, and for the current fiscal year, and any employment agreement, consulting agreement, noncompetition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)         each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by the Bank or Wellsville for the benefit of the officers, directors or employees of the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Bank for the benefit of the employees of the Bank (collectively, the “Bank Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of the Bank;

(n)          the name of each Person who is or would be entitled pursuant to any Contract or Bank Employee Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)          each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(p)          each Contract for capital expenditures in excess of $15,000;

(q)          each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Bank other than in the Ordinary Course of Business; and

(r)           each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 3.16 are appended to such Schedule.

Section 3.17        No Defaults.  To the Knowledge of the Bank, each Contract identified or required to be identified on Schedule 3.16 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  The Bank is, and at all times since December 31, 2010, has been, in full compliance with all applicable terms and requirements of each Contract under which the Bank has or had any obligation or liability or by which the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank.  To the Knowledge of the Bank, each other Person that has or had any obligation or liability under any such Contract under which the Bank has or had any rights is, and at all times since December 31, 2010, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Bank.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract.  Except in the Ordinary Course of Business with respect to any Bank Loan, the Bank has not given to or received from any other Person, at any time since January 1, 2008, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date.  Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 3.18        Insurance.  Schedule 3.18 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Bank on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 3.19        Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Bank or its assets that are pending or, to the Knowledge of the Bank, Threatened, nor to the Knowledge of the Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of the Bank, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”).  No environmental clearances or other governmental approvals are required for the conduct of the business of the Bank or the consummation of the Contemplated Transactions.  To the Knowledge of the Bank, the Bank is not the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 3.20        Regulatory Filings.  The Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the FDIC and the OSBC.  All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.21        Indemnification Claims.  To the Knowledge of the Bank, no action or failure to take action by any of its Representatives has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Bank under any Contract with, or the corporate indemnification provisions of, the Bank, or under any Legal Requirements.

Section 3.22        Insider Interests.  Except as set forth on Schedule 3.22, no officer or director of the Bank or Wellsville, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with the Bank, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Bank.

Section 3.23        Brokerage Commissions.  Neither the Bank nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 3.24        Approval Delays.  To the Knowledge of the Bank, there is no reason why the granting of any of the regulatory approvals referred to in Section 7.1 would be denied or unduly delayed.  The Bank’s most recent CRA rating is “satisfactory” or better.

Section 3.25       Code Sections 280G, 409A and 4999.  No payment that is owed or may become due to any director, officer, employee or agent of the Bank will be nondeductible to the Bank (or, following the Merger, Landmark) or subject to tax under Section 280G, Section 409A or Section 4999 of the Code, nor will the Bank (or, following the Merger, Landmark) be required to “gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person.  Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 3.25, the Bank does not provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 3.26        Disclosure.  Neither any representation nor warranty of the Bank or Wellsville in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 5.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 4
Representations and Warranties of Landmark

Landmark hereby represents and warrants to the Bank and Wellsville that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1          Landmark Organization.  Landmark is a National Banking Association duly organized, validly existing and in good standing under the laws of the United States and has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 4.2          Authorization; Enforceability.

(a)          Landmark has the requisite power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Landmark, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary actions, and this Agreement constitutes a legal, valid and binding obligation of Landmark enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)          Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of association or bylaws of Landmark:  (i) prohibits or restricts Landmark’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject the Bank or Wellsville to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement. The execution of, and performance by Landmark of its obligations under, this Agreement have received the unanimous approval of the board of directors of Landmark.

Section 4.3          No Conflict.  To the Knowledge of Landmark, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of association or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors of Landmark or of LBI, as its sole stockholder; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Landmark, or any of its assets that are owned or used by it, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDIA, the BHCA, the National Bank Act, the KGCC and the Kansas Code.  Except as set forth on Schedule 4.3, Landmark is not, and will not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except such approvals of the Regulatory Authorities that are required by law or regulation to consummate the transactions contemplated by this Agreement, and the approval of LBI as its sole stockholder.

Section 4.4          Approval Delays.  To the Knowledge of Landmark, there is no reason why the granting of any of the regulatory approvals referred to in Section 7.1 would be denied or unduly delayed.  Landmark’s CRA rating is “satisfactory” or better.

Section 4.5          Financial Resources.  Landmark will have sufficient cash available on the Closing to enable it to comply with its obligation to deliver the Merger Consideration and to perform its other obligations under this Agreement.

Section 4.6          Disclosure.  Neither any representation nor warranty of Landmark in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Article 5
Covenants of the Bank and Wellsville

Section 5.1          Access and Investigation.

(a)          Landmark and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing, have full and continuing access to the facilities, operations, records and properties of the Bank in accordance with the provisions of this Section.  Landmark and its Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records and properties of the Bank and of its financial and legal condition as Landmark shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of the Bank.  Upon request, the Bank will furnish Landmark or its Representatives, attorneys’ responses to auditors’ requests for information regarding the Bank, and such financial and operating data and other information reasonably requested by Landmark (provided, with respect to attorneys, such disclosure would not result in the waiver by the Bank of any claim of attorney-client privilege), and will permit Landmark and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Landmark or its Representatives.  No investigation by Landmark or any of its Representatives shall affect the representations and warranties made by the Bank and Wellsville.  This Section shall not require the disclosure of any information the disclosure of which to Landmark would be prohibited by any Legal Requirement.

(b)          The Bank and Wellsville shall allow a Representative of Landmark to attend as an observer all meetings of their respective boards of directors and committees of the boards of directors of the Bank and Wellsville, including any meeting of the loan committee and asset liability management committee of either the Bank or Wellsville.  The Bank and Wellsville shall give reasonable notice to Landmark of any such meetings and, if known, the agenda for or business to be discussed at such meetings.  The Bank and Wellsville shall provide to Landmark all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of the Bank or Wellsville, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that Landmark’s Representative will not have any voting rights with respect to matters discussed at these meetings and that Landmark is not managing the business or affairs of either the Bank or Wellsville.  All information obtained by Landmark at these meetings shall be treated in confidence as required by Section 11.8.  Notwithstanding the foregoing, Landmark shall not be permitted to attend any portion of a meeting, and the Bank and Wellsville shall not be required to provide Landmark with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 5.9, or that involve matters protected by the attorney-client privilege.

Section 5.2          Operation of the Bank.  Except with the prior written consent of Landmark, between the Agreement Date and the Closing, the Bank will, and Wellsville shall cause the Bank to:

(a)          conduct its business only in the Ordinary Course of Business;

(b)          use its Best Efforts to preserve intact the current business organization of the Bank, keep available the services of the current officers, employees and agents of the Bank, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with the Bank;

(c)          confer with Landmark concerning operational matters of a material nature;

(d)          enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in that connection, from the Agreement Date to the Closing, shall not:

(i)            enter into any new credit or new lending relationships in excess of $25,000 to any Person and such Person’s Borrowing Affiliate (as defined below); or

(ii)           other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Bank which constitutes a nonperforming loan or against any part of such indebtedness the Bank has established loss reserves or any part of which has been charged-off by the Bank;

provided, however, that the Bank shall be permitted to make any loan that is otherwise prohibited by this subsection with the prior written consent of Landmark, or if the Bank has made a written request for permission to make an otherwise prohibited loan and has provided Landmark with all information necessary for Landmark to make an informed decision with respect to such request, and Landmark has failed to respond to such request within five (5) Business Days after Landmark’s receipt of such request and all such information;

(e)          consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on nonaccrual any loans or leases that are past due greater than ninety (90) days;

(f)           maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

(g)          not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by the Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

(h)          not declare or pay any dividends or make any other similar distributions of cash or property to Wellsville or any of the Bank’s directors, officers, or employees, other than regular salary or other earned compensation; provided, however, that Landmark shall not unreasonably refuse its consent to any proposed dividend or other similar distribution so long as following such dividend or distribution the Adjusted Stockholders’ Equity would remain greater than or equal to the Minimum Adjusted Stockholders’ Equity (as defined in Section 8.9(b) hereof); provided further that, the foregoing notwithstanding: (i) the Bank may distribute to Elizabeth Anne Moherman the property set forth on Schedule 5.2; and (ii) the Bank shall transfer to Wellsville any life insurance policies related to the Salary Continuation Agreement between the Bank and Arlan D. Frank, dated January 1, 1987, and the Executive Salary Continuation Agreement between the Bank and Steven D. Layton, dated January 1, 1997, as well as any life insurance policies owned by the Bank insuring the life of Elizabeth Anne Moherman;

(i)           not incur any financial obligation to any financial advisor, valuation expert or similar consultant if the Bank will be liable for the fees payable to any such consultant, provided, however, that nothing contained in this Agreement shall prevent the retention by the Bank of any such consultant so long as any fees or expenses associated therewith are paid by Wellsville;

(j)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(k)          maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(l)           comply with all Legal Requirements and Contracts; and

(m)         report periodically to Landmark concerning the status of the business, operations and finances of the Bank.

Section 5.3          Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing, neither the Bank nor Wellsville will, without the prior written consent of Landmark, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

Section 5.4          Subsequent Bank Financial Statements.  As soon as available after the Agreement Date, the Bank will furnish Landmark copies, when available, of any annual financial statements of the Bank, and the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date, and all other financial reports or statements submitted after the Agreement Date by the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Bank Financial Statements”).  Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Bank Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.  The Subsequent Bank Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Bank Financial Statements misleading in any material respect.

Section 5.5          Title to Real Estate.  As soon as practical, but in no event later than forty-five (45) days after the Agreement Date, the Bank shall obtain at its own expense and deliver to Landmark, with respect to all real estate owned by the Bank (excluding any “Other Real Estate Owned,” the “Bank Real Estate”), an owner’s preliminary report of title covering a date subsequent to the Agreement Date, issued by such title insurance company as is reasonably acceptable to Landmark, showing fee simple title in the Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

Section 5.6          Surveys.  Landmark may, in its reasonable discretion, within forty-five (45) days after the Agreement Date, request the Bank to provide at the Bank’s expense and deliver to Landmark a current ALTA survey of each parcel of Bank Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.7          Environmental Investigation.

(a)          Landmark may, in its reasonable discretion, within forty-five (45) days of the Agreement Date, request the Bank to provide at Landmark’s expense a Phase 1 environmental site assessment (the “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to Landmark to determine if any Bank Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property.  If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then the Bank shall promptly obtain, at the Bank’s expense, a Phase 2 environmental report with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase 2 Report,” and collectively referred to with the Phase 1 Report, as the “Environmental Report”).  Landmark shall have no duty to act for the benefit of the Bank or any other Person upon any information produced by the Environmental Report, but shall provide such information to the Bank as soon as practicable after such information becomes available to Landmark.

(b)         Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, Landmark and the Bank shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.”  If the Remediation Cost exceeds $50,000, Landmark may, at its sole option, terminate this Agreement.  If the Remediation Cost is less than $50,000, such cost shall be subtracted from the aggregate value of the Merger Consideration.

Section 5.8          Advice of Changes.  Between the Agreement Date and the Closing, the Bank and Wellsville shall promptly notify Landmark in writing if either becomes aware of any fact or condition that causes or constitutes a Breach of any of their respective representations and warranties as of the Agreement Date, or if either the Bank or Wellsville becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Bank or Wellsville, as applicable, will promptly deliver to Landmark a supplement to the Schedules specifying such change.  During the same period, the Bank and Wellsville will promptly notify Landmark of the occurrence of any Breach of any covenant of the Bank or Wellsville in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 5.9          Other Offers.

(a)          Until such time, if any, as this Agreement is terminated pursuant to Article 10, the Bank and Wellsville will not, and will cause their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Landmark) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving either the Bank or Wellsville.  Notwithstanding such foregoing restriction, the Bank and Wellsville may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of the Bank or Wellsville, as applicable, determines, in good faith, that the exercise of its fiduciary duties to its stockholder(s) under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that the Bank and Wellsville may not, in any event, provide to such third party any information which has not been provided to Landmark.  The Bank or Wellsville, as applicable, shall promptly notify Landmark orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b)          “Acquisition Transaction” shall, with respect to either the Bank or Wellsville, mean any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any organization with it; (ii) a purchase, lease or other acquisition of all or substantially all its assets; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of its voting power; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of its voting power; (v) a public proxy or consent solicitation made to its stockholder(s) seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the respective boards of directors of the Bank and Wellsville; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to it or its stockholder(s), by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 5.10       Wellsville Stockholders’ Meeting.  Wellsville shall cause a meeting of its stockholders to be held at the earliest practicable date, but in no event later than forty-five (45) days after the Agreement Date (the “Meeting Date”), for the purpose of acting upon this Agreement.  In connection with such stockholders’ meeting and in accordance with all applicable Legal Requirements, Wellsville shall send to its stockholders at least twenty (20) days prior to such meeting, notice of such meeting together with a proxy statement (the “Wellsville Proxy Statement”), which shall include a copy of this Agreement.  In advance of mailing the Wellsville Proxy Statement, Wellsville shall provide Landmark and its counsel with a copy of the Wellsville Proxy Statement and provide Landmark and its counsel a reasonable opportunity to comment thereon.  Wellsville and its board of directors shall recommend to the Wellsville Stockholders the approval of this Agreement and the Merger, shall solicit from the Wellsville Stockholders proxies voting only in favor thereof, and shall not withdraw, modify or change, in any manner adverse to Landmark, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Landmark, such recommendation of this Agreement and the Merger; provided, however, that Wellsville shall not be required to make the recommendation required by this Section 5.10, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Wellsville determines, in good faith, that the exercise of its fiduciary duties to the Wellsville Stockholders under applicable law, as advised by its counsel, so requires.  For the avoidance of doubt, the parties acknowledge that the failure of Wellsville to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on Landmark’s rights under this Agreement.

Section 5.11       Information Provided to Landmark.  The Bank and Wellsville agree that the information concerning the Bank and Wellsville that is provided or to be provided by the Bank or Wellsville to Landmark for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 5.12       Amendment or Termination of Employee Benefit Plans.  The Bank and Wellsville shall take such action, and shall provide written evidence of such action, as may be necessary to amend, terminate or have Wellsville assume the liability for each of the following immediately prior to closing: (a) the Bank’s 401(k) Profit Sharing Plan and Trust; (b) the Salary Continuation Agreement between the Bank and Arlan D. Frank, dated January 1, 1987; and (c) the Executive Salary Continuation Agreement between the Bank and Steven D. Layton, dated January 1, 1997.  Further, to the extent permitted by applicable Legal Requirements, upon the written request of Landmark, the Bank and Wellsville shall take such action as may be necessary to amend or terminate any other Bank Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Landmark; provided, however, that neither the Bank nor Wellsville shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

Section 5.13       Data and Item Processing Agreements.  The Bank agrees to consult with Landmark prior to the entry by it, either through action or inaction, into any new, or any extension of any existing, data or item processing agreements.  The Bank agrees to coordinate with Landmark the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.  The Bank further agrees to cause Jack Henry & Associates, Inc. to deliver a certificate or agreement acceptable to Landmark, executed by the President or any Vice President of Jack Henry & Associates, Inc., stating (a) the early termination fees for terminating any and all Contracts with Jack Henry & Associates, Inc. as of Landmark’s scheduled data conversion date (the “Early Termination Fee”) and (b) that the deconversion costs provided for under any and all Contracts between the Bank and Jack Henry & Associates, Inc. resulting from, or relating in any way to, the Merger will not exceed $30,000.

Section 5.14       Tax Matters.  The Bank shall not make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Landmark.  The Bank shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Landmark for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 5.15       Accounting and Other Adjustments.  Subject to applicable Legal Requirements, the Bank agrees that it shall:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Landmark, on a consolidated basis after the Agreement Date, in any case as Landmark shall reasonably request; provided, however, that the Bank shall not be obligated to take any such requested action until immediately prior to the Closing and at such time as the Bank shall have received reasonable assurances that all conditions precedent to the Bank’s and Wellsville’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and that such action will not result in a reduction of the Merger Consideration as described in Section 8.9(b) hereof, notwithstanding the fact that Section 8.9(b) may otherwise require such a reduction.

Section 5.16       Voting Agreement.  Concurrently with the execution and delivery of this Agreement, the Bank shall deliver to Landmark a voting agreement in the form of Exhibit B that governs the voting of shares of Wellsville Stock representing not less than eighty-five percent (85%) of the outstanding shares of the Wellsville Stock and is signed by Wellsville Stockholders with the power to vote all such shares.

Article 6
Landmark’s Covenants

Section 6.1          Advice of Changes.  Between the Agreement Date and the Closing, Landmark shall promptly notify the Bank and Wellsville in writing if Landmark becomes aware of any fact or condition that causes or constitutes a Breach of any of Landmark’s representations and warranties as of the Agreement Date, or if Landmark becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Landmark will promptly notify the Bank and Wellsville of the occurrence of any Breach of any covenant of Landmark in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.2         Information Provided to the Bank or Wellsville.  Landmark agrees that none of the information concerning Landmark that is provided or to be provided by Landmark to the Bank or Wellsville for inclusion or that is included in the Wellsville Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Wellsville Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Landmark shall have no responsibility for the truth or accuracy of any information with respect to the Bank, Wellsville or any of their respective Affiliates contained in the Wellsville Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.3          Employee Benefits.

(a)          As soon as practicable after the Effective Time, Landmark agrees to provide the employees of the Bank who are employed by Landmark or any Affiliate of Landmark after the Effective Time (the “Bank Employees”) with at least the types and levels of employee benefits maintained from time to time by Landmark or any Affiliate of Landmark for similarly-situated employees of Landmark.  Landmark will treat, and cause the applicable benefit plans to treat, the service of the Bank Employees with the Bank attributable to any period before the Effective Time as service rendered to Landmark or any Affiliate of Landmark for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation and accrual of vacation time and sick leave, but not other benefit accruals, eligibility for early retirement and eligibility for retiree welfare benefit plans, attributable to any period before the Effective Time.

(b)         Notwithstanding anything to the contrary contained herein, Landmark shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Bank.

(c)          No provision of this Section 6.3 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Bank in respect of continued employment (or resumed employment) with Landmark or any Affiliate of Landmark, and no provision of this Section 6.3 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by Landmark or any Affiliate of Landmark.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Landmark or any Affiliate of Landmark.

Article 7
Covenants of All Parties

Section 7.1         Regulatory Approvals.  By no later than thirty (30) days after the Agreement Date, Landmark shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the FDIC pursuant to the FDIA; (c) the OSBC pursuant to the Kansas Code; (d) the OCC pursuant to the National Bank Act; and (e) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions.  Landmark shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions.  In advance of any filing made under this Section, the Bank, Wellsville and their counsel shall be provided with the opportunity to comment upon all nonconfidential portions thereof, and Landmark agrees promptly to advise the Bank and Wellsville and their counsel of, and share with them, any material communication received by Landmark or its counsel from any Regulatory Authorities with respect to the nonconfidential portions of such filings.

Section 7.2         Necessary Approvals.  The parties agree that Landmark’s advisors will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions.  Each of Landmark, the Bank and Wellsville agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 7.3          Customer and Employee Relationships.  Each of Landmark, the Bank and Wellsville agrees that its respective Representatives may jointly:

(a)          participate in meetings or discussions with officers and employees of Landmark, the Bank and Wellsville in connection with employment opportunities with Landmark after the Effective Time; and

(b)         contact Persons having dealings with Landmark, the Bank and Wellsville or any of their respective Affiliates for the purpose of informing such Persons of the services to be offered by Landmark after the Effective Time.

Section 7.4         Best Efforts; Cooperation.  Each of Landmark, the Bank and Wellsville agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.  None of Landmark, the Bank or Wellsville will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the Agreement Date and the Closing, each of Landmark, the Bank and Landmark will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Article 8
Conditions Precedent to Obligations of Landmark

The obligations of Landmark to consummate the Merger and to take the other actions required to be taken by Landmark at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Landmark, in whole or in part):

Section 8.1          Accuracy of Representations and Warranties.  All of the representations and warranties of the Bank and Wellsville set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Bank or on Landmark’s rights under this Agreement.

Section 8.2         The Bank’s and Wellsville’s Performance.  Each of the Bank and Wellsville shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any nonperformance or noncompliance would not have a Material Adverse Effect on the Bank or on Landmark’s rights under this Agreement.

Section 8.3         Documents Satisfactory.  All proceedings, corporate or other, to be taken by the Bank or Wellsville in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Landmark and its counsel, and the Bank and Wellsville shall have made available to Landmark for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Bank and Wellsville which Landmark may reasonably request in connection with said transactions.

Section 8.4         No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against Landmark, the Bank or Wellsville, or against any of the Affiliates of Landmark, any Proceeding that would reasonably be expected to have a Material Adverse Effect on the financial condition or operations of the Bank or Landmark.

Section 8.5         No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person other than Wellsville any claim asserting that such Person:  (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Bank; or (b) is entitled to all or any portion of the consideration payable under the terms of this Agreement.

Section 8.6         Absence of Material Adverse Effects.  From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Bank that has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 8.7         Consents and Approvals.  Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Landmark to consummate the Merger, including the approval of the Wellsville Stockholders, shall have been obtained and shall be reasonably satisfactory to Landmark, and all applicable waiting periods shall have expired.

Section 8.8         No Prohibition. The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Landmark or any of Landmark’s Affiliates to be required to make any material change in their respective operations as a result of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 8.9         Minimum Net Worth Requirements.

(a)         Three (3) Business Days prior to the scheduled Closing, the Bank shall have delivered to Landmark an estimated balance sheet for the Bank reflecting its good faith estimate of the accounts of the Bank, as of the date of Closing (including the accrual of all expenses and income incurred and earned by the Bank prior to and through the date of Closing), including the Adjusted Stockholders’ Equity.  The estimated balance sheet and the Adjusted Stockholders’ Equity shall be calculated by the Bank’s accountants, Sims & Co. LLC, in consultation with LBI’s auditors, KPMG LLP.  Such estimated balance sheet, as revised to reflect any comments agreed to by Landmark and the Bank, is referred to as the “Closing Balance Sheet.”

(b)         If the Closing Balance Sheet reflects that the Bank’s Adjusted Stockholders’ Equity to be equal to or greater than $3,000,000 (the “Minimum Adjusted Stockholders’ Equity”), then there will be no adjustment to the Merger Consideration.  If the Closing Balance Sheet reflects that the Bank’s Adjusted Stockholders’ Equity is less than the Minimum Adjusted Stockholders’ Equity, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall.

(c)         If the Closing Balance Sheet reflects that the Bank’s Adjusted Stockholders’ Equity is less than $2,750,000, then Landmark may terminate this Agreement pursuant to Article 10.  If the Closing Balance Sheet reflects that the sum of (i) the Bank’s Adjusted Stockholders’ Equity and (ii) the value of any dividends or other similar distributions of cash or property to Wellsville or any of the Bank’s directors, officers or employees pursuant to Section 5.2(h) is less than $2,750,000, then the Bank and Wellsville may terminate this Agreement pursuant to Article 10.

Article 9
Conditions Precedent to Obligations of the Bank and Wellsville

The Bank’s and Wellsville’s obligation to consummate the Merger and to take the other actions required to be taken by the Bank or Wellsville, respectively, at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Bank and Wellsville, in whole or in part):

Section 9.1         Accuracy of Representations and Warranties.  All of the representations and warranties of Landmark set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Landmark on a consolidated basis or on the Bank’s or Wellsville’s rights under this Agreement.

Section 9.2         Landmark’s Performance.  Landmark shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any nonperformance or noncompliance would not have a Material Adverse Effect on Landmark on a consolidated basis or on the Bank’s or Wellsville’s rights under this Agreement.

Section 9.3         Documents Satisfactory.  All proceedings, corporate or other, to be taken by Landmark in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Bank and its counsel.

Section 9.4         No Proceedings.  From the Agreement Date to the Closing, there shall not have been commenced or Threatened against Landmark or any of its Affiliates, any Proceeding that would reasonably be expected to have a Material Adverse Effect on Landmark on a consolidated basis or on the Bank’s or Wellsville’s rights under this Agreement.

Section 9.5         Consents and Approvals.  Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of the Bank and Wellsville to consummate the Merger, including the approval of the Wellsville Stockholders, shall have been obtained and shall be reasonably satisfactory to the Bank and Wellsville, and all applicable waiting periods shall have expired.

Section 9.6         No Injunction. There is no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the Agreement Date that prohibits the Merger.

Article 10
Termination

Section 10.1        Reasons for Termination and Abandonment.  This Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

(a)         by mutual consent of the board of directors of each of Landmark, the Bank and Wellsville;

(b)         by Landmark if:  (i) any of the conditions in Article 8 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; (ii) such condition has not been waived in writing by Landmark; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect on Landmark or the Bank if the Merger were consummated, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of the Bank or Wellsville;

(c)         by the Bank and Wellsville if:  (i) any of the conditions in Article 9 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; (ii) such condition has not been waived in writing by the Bank and Wellsville; and (iii) the failure of such condition has had, or would reasonably be expected to have, a Material Adverse Effect on the Bank or Wellsville, provided, however, that the contingency set forth in clause (iii) of this paragraph need not be satisfied to terminate this Agreement if the failure of such condition was the result of any intentional or grossly negligent action, failure to act or misrepresentation of Landmark;

(d)         by (i) Landmark if either the Bank or Wellsville commits a Willful Breach of its obligations under this Agreement or by (ii) the Bank and Wellsville if Landmark commits a Willful Breach of its obligations under this Agreement; and in each instance such willful act or omission that constitutes a Breach is not or cannot be cured within ten (10) Business Days after receipt by the breaching party of written demand for cure by the nonbreaching party (for purposes of this Agreement, a “Willful Breach” means a knowing and intentional violation by a party of any of its covenants, agreements or obligations under this Agreement);

(e)         by Landmark in accordance with Section 5.7(b);

(f)         by Landmark if the Bank’s Adjusted Stockholders’ Equity is less than $2,750,000, as set forth in Section 8.9.

(g)         by the Bank and Wellsville if the sum of (i) the Bank’s Adjusted Stockholders’ Equity and (ii) the value of any dividends or other similar distributions of cash or property to Wellsville or any of the Bank’s directors, officers or employees pursuant to Section 5.2(h) is less than $2,750,000, as set forth in Section 8.9.

(h)         by any of Landmark, the Bank or Wellsville if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 2012; provided, however, that if the Closing has not occurred on or before July 31, 2012 solely due to a delay in the granting of any of the regulatory approvals referred to in Section 7.1, Landmark, the Bank and Wellsville may agree to hold the Closing on any such date following July 31, 2012, pending the receipt of such approvals.

Section 10.2       Effect of Termination. Except as provided in Section 10.3, if this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, and there shall be no liability under this Agreement to or on the part of any party (or such party’s respective officers, directors, stockholders and Affiliates), and all rights and obligations of each party shall cease, except that the obligations in Section 11.8 will survive; provided, however, that, subject to Section 10.3, nothing herein shall relieve any party from liability for the Breach of any of its representations and warranties or the Breach of any of its covenants or agreements set forth in this Agreement.

Section 10.3       Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel, and accountants.  If any of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the nonprevailing party.

Article 11
Miscellaneous

Section 11.1       Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the National Bank Act and the internal laws of the State of Kansas applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.2       Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Kansas, County of Riley or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Riley, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 11.3       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.3.

Section 11.4       Assignments, Successors and No Third Party Rights.  No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, provided, however, that Landmark may assign its rights under this Agreement to any Affiliate of Landmark without the consent of either the Bank or Wellsville so long as Landmark continues to guarantee the performance of all of its covenants set forth in this Agreement.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 11.5       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6        Modification.  This Agreement may only be amended by a written agreement executed by each of Landmark, the Bank and Wellsville.

Section 11.7       Publicity.  Prior to the Closing and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld.  Unless consented to by Landmark in advance or except as required by law, including the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, prior to the Closing, the Bank and Wellsville shall keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person.  Landmark, the Bank and Wellsville will consult with each other concerning the means by which the Bank’s employees, customers and suppliers and others having dealings with the Bank will be informed of the Merger.

Section 11.8       Confidentiality.  Between the Agreement Date and the Closing, Landmark, the Bank and Wellsville will maintain in confidence, and will cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of any other party any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other parties may reasonably request.

Section 11.9       Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication and electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by first class mail with postage prepaid, or telecopied or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section:

(a)          If to Landmark, to:

Landmark National Bank
701 Poyntz Avenue
Manhattan, Kansas 66502
Telephone:      (785) 565-2000
Facsimile:       (785) 565-2055
Attention:       Mr. Mark Herpich

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois  60606
Telephone:      (312) 984-3100
Facsimile:       (312) 984-3150
Attention:       Robert M. Fleetwood, Esq.

                  (b)          if to the Bank or Wellsville, to:

The Wellsville Bank
P.O. Box 308
112 West 6th Street
Wellsville, Kansas 66092
Telephone:      (785) 883-2145
Facsimile:       (785) 883-4400
Attention:       Nancy L. Evans, Executive Vice President

                  with copies to:

Martin, Pringle, Oliver, Wallace & Bauer, L.L.P.
6900 College Boulevard, Suite 700
Overland Park, Kansas 66211
Telephone:      (913) 491-5500
Facsimile:       (913) 491-3341
Attention:       Joseph Y. Holman

or to such other Person or place as any party shall furnish to the other parties hereto in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 11.10         Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.11         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

Section 11.13         Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.14         Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

Section 11.15         Survival.  Except for those obligations and covenants that are expressly contemplated by the terms of this Agreement to survive beyond the Closing Date, none of the other covenants, representations and warranties set forth in this Agreement shall survive the Closing.

[This Space Left Intentionally Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

The Wellsville Bank			Landmark National Bank

By:	/s/ Nancy L. Evans		By:	/s/ Patrick L. Alexander
	Name:	Nancy L. Evans		Name:	Patrick L. Alexander
	Title:	Executive Vice President –		Title:	President
Cashier

Wellsville Bancshares, Inc.

By:	/s/ Nancy L. Evans
	Name:	Nancy L. Evans
	Title:	Secretary

Exhibit A

Form of Legal Opinion of the Bank’s Counsel

(See attached)

Exhibit B

Form of Voting Agreement

(See attached)